Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FIRST WEST VIRGINIA BANCORP, INC.

FIRST WEST VIRGINIA BANCORP, INC., a corporation hereto organized and operating under the laws of West Virginia, does hereby AMEND and RESTATE its Articles of Incorporation in their entirety, superseding all prior statements of such Articles, such Amended and Restated Articles of Incorporation to read in their entirety as follows:

ARTICLE I, Name: The name of this corporation is FIRST WEST VIRGINIA BANCORP, INC.

ARTICLE II, Duration: The period of duration of the corporation shall be perpetual.

ARTICLE III, Purposes: (a) To do and transact any and all lawful business for which corporations may be incorporated under the provisions of the West Virginia Corporations Act (W.Va. Code Chapter 31, Article 1, as amended).

(b) To do everything necessary, proper, advisable or convenient for the accomplishment of the foregoing purposes, and to do all other things incidental to them or connected with them that are not forbidden by the West Virginia Corporations Act, by any other law, or by these Amended and Restated Articles of Incorporation.

ARTICLE IV, Stock: The amount of the total authorized capital stock of said corporation shall be ten million dollars ($10,000,000.00), which shall be divided into two million (2,000,000) shares of the par value of five dollars ($5.00) each.

Pre-emptive rights are denied.

The corporation may issue shares, option rights, securities having conversion or option rights and any other securities of any class without first offering them to shareholders of any class or classes.

ARTICLE V, Principal Office: The principal office of this corporation shall be at 1701 Warwood Avenue, Wheeling, West Virginia. Ronald L. Solomon, president of the corporation, or his successor, is hereby appointed as the person to receive service of process at that location.

ARTICLE VI, Directors: The Board of Directors (“Board”) shall consist of not less than five (5) nor more than twenty-five (25) shareholders who need not be residents of the State of West Virginia, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board at any meeting thereof; provided, however, that a majority of the full Board may not increase the number of directors to a number which: (a) exceeds by more than two (2) the numbers of directors last elected by shareholders where such number was fifteen (15) or less; or (b) exceeds by more than four (4) the number of directors last elected by shareholders where such number was sixteen (16) or more, but in no event shall the number of directors exceed twenty-five (25).

The directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three (3) classes, each consisting of one-third (1/3) of the whole number of the Board of Directors, and all directors of the corporation shall hold office until their successors are elected and qualified. At the meeting held for the election of the first Board, the directors of the first class shall be elected for a term of one (1) year; the directors of the second class for a term of two (2) years; and the directors of the third class for a term of three (3) years; and at each annual election the successors to the class of directors whose terms shall expire that year shall be elected to hold office for the term of three (3) years, so that the term of office of one class of directors shall expire in each year.

IN WITNESS WHEREOF First West Virginia Bancorp, Inc., acting by and through its duly authorized officers, does execute the foregoing Amended and Restated Articles of Incorporation and with respect to such Amended and Restated Articles of Incorporation does state as follows: That at the regular annual meeting of the shareholders, held April 12, 1994 pursuant to proper notice and in accordance with the bylaws, at which meeting a quorum was present and voting throughout, the foregoing Amended and Restated Articles of Incorporation were duly adopted upon receiving the affirmative vote of the holders of a majority of the shares entitled to vote; that as of the date of such meeting 380,116 shares of the corporation’s stock were issued and outstanding, and all such shares were entitled to vote; that 319,555 shares were cast in favor of the amendment, and 956 shares were cast against the amendment; and that such Amended and Restated Articles of Incorporation do not provide for an exchange, reclassification or cancellation of issued shares or effect a change in the amount of stated capital.

FIRST WEST VIRGINIA BANCORP, INC.

		By	/s/ Ronald L. Solomon
Dated: April 14, 1994			Its President

	and	By	/s/ Beverly A. Barker
Its Secretary

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, to-wit:

I, Michele L. Stanley, a notary public, do hereby certify that on this 14 day of April, 1994, personally appeared before me Ronald L. Solomon and Beverly A. Barker, who being by me first duly sworn, declared that they are, respectively, the president and secretary of First West Virginia Bancorp, Inc., that they signed the foregoing document as president and secretary of the corporation, and that the statements therein contained are true.

/s/ Michele L. Stanley
Notary Public

Official Seal:

The foregoing document prepared by:

Frank A. Jackson

Herndon, Morton, Herndon & Yaeger

83 Edgington Lane

Wheeling, West Virginia 26003

C:\WP51\DOCS\FWVAM.AI-cs

State of West Virginia, County of Ohio, to-wit:

I, Chester W. Kloss, Clerk of the County Commission of said County, do certify that the foregoing document was admitted to record in this office on the 22nd day of April 1994 at 12:02pm.

/s/ Chester W. Kloss
Clerk of County Commission